Exhibit 99.1

Press Release                                Source: OnScreen Technologies, Inc.

OnScreen Technologies Inc. Names Charles R. Baker as Chairman of the Board & an Active Corporate Officer Monday June 20, 10:00 am ET

SAFETY HARBOR, Fla.--(BUSINESS WIRE)--June 20, 2005--OnScreen Technologies, Inc. (OTCBB:ONSC - News), a leading provider of innovative signage technology and solutions, including the newly released living window(TM) display, CEO John "JT" Thatch announced today that Charles R. Baker has been named Chairman of the Board and an active Corporate Officer to help lead the company in proliferating its technology. In this position, Baker will be actively involved in all aspects of OnScreen's operations with the intent to focus on enhancing the Company's capabilities in product delivery, market penetration, increased sales and profitability.

Baker is an experienced global business executive with a 25 year track record of building and implementing successful business strategies. He has extensive experience in building world class teams and leading companies through significant phases of growth. He comes to OnScreen from Vesta Corp., a leading technology company focused on virtual payments, where he was President of Vesta International. Prior to Vesta, he was CEO/Managing Director of Starbucks Coffee Company, Australia. He also spent many years at NIKE where, as General Manager/Divisional Vice President of NIKE Global Retail, he led the growth of a $1.2 billion global business in 16 countries. He was also a member of NIKE's Executive Leadership Team which was responsible for leading the strategy of NIKE's $12 billion worldwide business. In addition, Baker was the CEO of a leading Internet company and General Manager of a industry leading apparel company, both of which he led through successful acquisitions.

"I am excited to be joining OnScreen at this critical time in its history. With our delivery of the living window(TM) into the marketplace it is imperative that we maximize our efficiencies and our ability to provide world class customer service and support along with this exciting new technology. I look forward to working with our management team to review all aspects of the Company's operations and presenting to the Board of Directors a plan to become the leader in our industry," said Baker.

Mark Chandler, OnScreen's Chief Operations Officer, commented, "Charlie's experience in operations, organizational development, retail and technology background and track record of delivering results will be welcome at OnScreen. I believe his leadership, enthusiasm and strategic capability will enable OnScreen to reach a new level of growth and market leadership." Chandler spent 23 years throughout Sara Lee Corporation's global organization in senior executive positions.

About the Company:
OnScreen Technologies, using a revolutionary patent-pending technology, is developing next generation LED video displays to provide communication solutions for both commercial advertising and government agency signage markets, including The Department of Transportation, Homeland Security, law enforcement, and emergency responders. The OnScreen technology produces LED display signs that are lighter, brighter and less expensive to install and support than current LED signs in the marketplace. More about OnScreen Technologies is available at http://www.onscreentech.com, http://www.redialert.com, http://www.rediad.com and http://www.thelivingwindow.com Cautionary Warning Regarding Forward Looking
Statements:

This press release contains "forward-looking statements," that may be identified by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. Actual results may differ materially from the predictions discussed. Additional factors that could materially affect our forward-looking statements include general economic and business conditions; the future results of projected contracts being executed; changes in the market place through zoning and government regulations involving LED (led emitting diodes); the success of our brand awareness campaign; ability to raise additional capital; competition; ability to build strategic relationships with manufacturers and/or customers; the protection of our intellectual property rights; and other factors over which the Company has little or no control, including those that the Company incorporates by reference in its Form 8-Ks, 10-Ks, and 10-Qs that it periodically files with the SEC.

Contact:
     OnScreen Technologies, Inc., Safety Harbor
     John Thatch, 727-797-6664
     http://www.onscreentech.com
     http://www.redialert.com
     http://www.rediad.com
     or
     Cameron Associates
     Peter Seltzberg, 212-554-5487